Exhibit 99.1
                                                  Contact:
                                                  Craig Dunham
                                                  Dynasil Corporation
                                                  of America
                                                  Phone: (856) 767-4600
                                                  Email:
                                                  cdunham@Dynasil.com


Dynasil Announces 4th Quarter and Fiscal Year 2004 Results


WEST BERLIN, N.J. - November 1, 2004 - Dynasil Corporation of America (OTCBB: DYSL), fabricator of optical blanks from synthetic fused silica, fused quartz, and other optical materials for the semi-conductor, laser, space and optical components industries, announced results of operations for the 4th quarter ended September 30, 2004. Revenues for the quarter ended September 30, 2004 were $573,798, an increase of 23% over revenues of $466,156 for the quarter ended September 30, 2003. The net loss for the quarter ended September 30, 2004 was $5,051, or a negative $.01 per share, compared with a net loss of $253,081, or a negative $.11 per share for the quarter ended September 30, 2003.

Revenues for the twelve months ended September 30, 2004 were $2,296,264, a decrease of 2% over revenues of $2,340,397 for the twelve months ended September 30, 2003. The net loss for the twelve months ended September 30, 2004 was $175,881, or a negative $.08 per share, compared with a net loss of $368,681, or a negative $.16 per share for
the twelve months ended September 30, 2003.   Cash flow from operating
activities net of capital expenditures for the twelve months ending September 30, 2004 was $81,960.

"We have recently realized a significant increase in orders and have implemented detailed action plans designed to continue revenue growth." said Craig T. Dunham, who was named President and CEO of Dynasil Corporation effective October 1, 2004. "We are adding new fused silica glasses to our product offering and believe that the Quarter 4 financial performance improvement represents a significant step towards solid Dynasil profitability. We also believe that, if consummated, our previously announced acquisition of Optometrics LLC will significantly enhance profitability. I look forward to continuing to build shareholder value by strengthening the core business and strategic acquisitions." added Mr. Dunham.

About Dynasil: Founded in 1960, Dynasil Corporation of America is a fabricator of optical blanks from synthetic fused silica, fused quartz and other optical materials. For over four decades, Dynasil has provided high quality synthetic fused silica and fused quartz products to customers for a wide and ever increasing range of applications.

This news release may contain forward-looking statements usually containing the words "believe," "expect," or similar expressions.
These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Future results of operations, projections, and expectations, which may relate to this release, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's Annual Report or Form 10-KSB and in the Company's other Securities and Exchange Commission filings, continuation of existing market conditions and demand for our products.

Dynasil Corporation of America and
Subsidiaries
Consolidated Balance Sheets
 (Unaudited)




                                     September     September
                                        30            30
                                        2004          2003
                                     ---------     ---------
              ASSETS

Current assets
   Cash and cash equivalents          $254,908      $323,321
   Accounts receivable                 309,276       242,919
   Inventories                         369,813       435,820
   Prepaid expenses and other
     current assets                     16,656        38,935
                                     ---------     ---------
      Total current assets             950,653     1,040,995

Property, plant and equipment, net     419,718       558,191

Other assets                             3,321        10,654
                                     ---------     ---------
      Total Assets                   $1,373,692   $1,609,840
                                     ==========   ==========

  LIABILITIES AND STOCKHOLDERS'
              EQUITY

Current liabilities
   Current portion of long-term
      debt                            $120,000      $140,925
   Accounts payable                    184,214       131,518
   Accrued expenses and other
       current liabilities             114,959        73,622
                                     ---------     ---------
      Total current liabilities        419,173       346,065

Long-term debt, net                    488,889       772,781

Stockholders' Equity                   465,630       490,994
                                     ---------     ---------
Total Liabilities and
Stockholders' Equity                $1,373,692    $1,609,840
                                     =========     =========

Dynasil Corporation of America and
Subsidiaries
Consolidated Statement Of
Operations
 (Unaudited)



                                        Three months        Twelve months
                                          ended               ended
                                        September 30        September 30
                                       2004     2003       2004        2003
                                     --------  ---------  ----------   ---------
Revenues                            $573,798  $466,156    $2,296,264  $2,340,397

Cost of Revenues                     422,532   391,176     1,759,735   1,849,291
                                     --------  ---------  ----------   ---------

Gross Profit                          151,266    74,980     536,529   491,106

Selling, general and administrative   148,735    158,922    676,977   657,465

Asset Impairment                          -0-    158,333        -0-   158,333
                                     --------  ---------  ----------   ---------

Income (loss) from operations           2,531   (242,275)  (140,448)  (324,692)

Interest expense - net                 (7,582)   (10,806)   (35,433)   (43,989)
                                     --------  ---------  ----------   ---------

Loss before provision for income
  taxes                               (5,051)   (253,081)  (175,881)  (368,681)

Income taxes                           - 0 -      - 0 -       - 0 -     - 0 -
                                     --------  ---------  ----------   ---------

Net loss                               (5,051)   (253,081)  (175,881)  (368,681)
                                     ========  =========  ==========   =========


Basic net loss per common share       ($0.01)    ($0.11)     ($0.08)   ($0.16)
Diluted net loss per common share     ($0.01)    ($0.11)     ($0.08)   ($0.16)